Exhibit 10.1

FIRST AMENDMENT

TO

SYSOREX, INC.

2018 EQUITY INCENTIVE PLAN

This first amendment (this “Amendment”) to the Sysorex, Inc. 2018 Equity Incentive Plan (the “Plan”), was duly adopted by written consent of the Board of Directors (the “Board”) of Sysorex, Inc. (the “Company”) effective as of July 20, 2021. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESSETH:

WHEREAS, Section 6.2 of the Plan permits the Board to amend the Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the Nasdaq Capital Market or any other stock exchange on which Shares are then traded; and

WHEREAS, the Company desires and the Board approved to increase the number of shares issuable under the Plan by 8,000,000 shares of the Company’s common stock.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1.	That the first paragraph of Section 1.5 of the Plan is amended to read as follows:

“1.5. Shares and Cash Available. Subject to (i) adjustment as provided in Section 6.7, (ii) as to grants of Incentive Stock Options, adjustment as permitted by Section 422 of the Code and the Treasury Regulations promulgated thereunder, and (iii) to all other limits set forth in this Section 1.5, 8,103,008 Shares shall be available for awards (including Incentive Stock Options) under this Plan as of July 20, 2021. The number of Shares that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of Shares which become subject to outstanding options, outstanding Free-Standing SARs and outstanding Share Awards and delivered upon the settlement of Performance Units. As of the first day of each calendar quarter beginning on or after July 20, 2021, the number of Shares available for all awards under the Plan shall automatically increase by a number equal to the least of (x) 10,000 Shares (such number reflects the 100-to one reverse stock split effected previously), (y) 10% of the number of Shares that are issued and outstanding as of such date, or (z) a lesser number of Shares determined by the Committee. To the extent that Shares subject to an outstanding option, SAR, Share Award or other award granted under the Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding Shares subject to an option cancelled upon settlement in Shares of a related tandem SAR or Shares subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such Shares shall again be available under this Plan. Subject to adjustment as provided in Section 6.7, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 1.5, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant this Section 1.5.

2. Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended is hereby ratified and confirmed and shall remain in full force and effect.